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                                                                      Exhibit 11

                         WADDELL & REED FINANCIAL, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                                       (in thousands except for per share data)
                                                         2000              1999             1998
                                                     ------------      -------------    ----------
Net income                                             $139,005          $81,767          $83,735

Basic weighted average shares outstanding                 83,362            89,456           98,681
                                                       =========         =========        =========

Diluted weighted average shares outstanding               86,895            91,548           99,269
                                                       =========         =========        =========

Basic net income per share                                 $1.67             $0.91            $0.85

Diluted net income per share                               $1.67             $0.89            $0.84

Note: Data for all periods presented is stated or has been restated to reflect the three-for-two stock split declared on February 23, 2000, payable on April 7, 2000 to shareholders of record as of March 17, 2000.